Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-233773) pertaining to the SmileDirectClub, Inc. 2019 Omnibus Incentive Plan and the SmileDirectClub, Inc. 2019 Stock Purchase Plan of our reports dated March 1, 2022, with respect to the consolidated financial statements of SmileDirectClub, Inc. and the effectiveness of internal control over financial reporting of SmileDirectClub, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2021 and the financial statement schedule of SmileDirectClub, Inc. included herein.

/s/ Ernst & Young LLP
Nashville, Tennessee
March 1, 2022